  EXHIBIT 1.2

AMENDMENT NO. 1 TO PLACEMENT AGENT AGREEMENT

THIS AMENDMENT NO. 1 TO PLACEMENT AGENT AGREEMENT (this “Amendment No. 1”), is made and entered into as of August 17, 2021 (the “Effective Date”), by and among Allied Corp. (the “Company”); and Boustead Securities, LLC (“BSL”).  The Company and BSL may be referred to herein collectively as the “Parties” or singularly as a “Party.”  BSL and the Company agree as follows:

RECITALS

WHEREAS, the Parties entered into that certain Placement Agent Agreement dated May 7, 2021 (the “Agreement”), and now desire to enter into Amendment No. 1 to the Agreement, as more fully set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendments to Agreement. The Company and BSL hereby amend the Agreement as follows:

Section 2(a) i: Engagement Fee of the Agreement is hereby amended as follows:

Accountable Expenses: The Company agrees to reimburse Advisor, promptly when invoiced, for all of its reasonable out-of-pocket expenses in connection with the performance of its services hereunder, regardless of whether a Transaction occurs, including legal counsel fees, due diligence, road show, travel, platform on-boarding fees, background checks and other reasonable out-of-pocket accountable expenses which shall not exceed USD$60,000, and in accordance with FINRA Rule 5110(g)(4)(A), which the Company has already paid in full.

Other than the above, any expense exceeding USD$1,000 shall be pre-approved in writing by the Company.  Upon the earlier of the termination of the Agreement or completion of a Transaction, the Company agrees to pay promptly in cash any unreimbursed expenses that have accrued as of such date.  The advance will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

Section 2(a) iii: Success Fee of the Agreement is hereby amended as follows:

Financing Success Fees: For each and any pre-IPO Financing (but which for greater certainty is currently limited to the Private Placement being conducted pursuant to Rule 506(c) under Regulation D which commenced May 17, 2021), including any common stock, preferred stock, convertible stock, LLC or LP Memberships, debt, convertible debentures, convertible debt, debt with warrants or any other securities convertible into Common Stock, any form of debt instrument involving any form of equity participation, and including the conversion or exercise of any securities sold in any pre-IPO Financing, Boustead shall receive upon each investment pre-IPO Financing closing a success fee payable as follows:

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A cash fee equal to 10% of gross amounts of less than USD$1,000,000 actually received by the Company, and seven percent (7%) of any gross amount exceeding USD $1,000,000 actually received by the Company at each such pre-IPO Financing closing.  Boustead shall receive no warrant compensation in connection with any pre-IPO Financing; plus

For each and any IPO, including any common stock, preferred stock, convertible stock, LLC or LP Memberships, debt, convertible debentures, convertible debt, debt with warrants or any other securities convertible into Common Stock, any form of debt instrument involving any form of equity participation, and including the conversion or exercise of any securities sold in any IPO, Boustead shall receive upon each IPO closing a success fee payable as follows:

•	A cash fee equal to seven percent (7%) of the gross amount actually received by the Company in each such IPO closing; plus
•	warrants to acquire a number of securities equal to seven percent (7%) of the number of securities sold in each such closing of the IPO; plus
•	in the event that warrants or other rights are issued in the IPO, warrants or other rights to acquire seven percent (7%) of the shares issuable upon exercise of the warrants or other rights; plus
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in the event that debt or convertible debt is issued in the IPO, warrants to acquire a number of shares of Common Stock equal to the seven percent (7%) of the gross amount actually received by the Company or the amount of the debt facility received by the Company in the IPO, as applicable.

•

The warrant exercise price shall be equal to the lower of the price per share paid by Investors in the IPO, the conversion price per share in the event convertible note or security is issued in the IPO, or the exercise price of any securities issued in the IPO.

2. No Other Amendments to Agreement. Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect, without any amendment or modification thereto.

3. Counterparts and Facsimile Signatures. This Amendment may be executed in any number of counterparts, and signature pages may be delivered by telecopy, with the original executed signature pages to be furnished promptly thereafter.

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IN WITNESS WHEREOF, and intending to be legally bound thereby, each of the Parties has signed or caused to be signed its name, all as of the day and year first above written.

By:	/s/ Calum Hughes
Calum Hughes, CEO

Boustead Securities, LLC

By:	/s/ Keith Moore
Keith Moore, CEO

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